Exhibit 10.1

GEVO, INC.

EXECUTIVE HEALTH MANAGEMENT PLAN

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

I.	Purpose. The purpose of this Gevo Executive Health Management Plan (“Plan”) is to reimburse eligible executives of Gevo, Inc. (the “Company”) for the costs of certain medical diagnostic procedures, including routine medical examinations (i.e., physicals), blood tests and X-rays, or to arrange to have such procedures made available to such eligible executives.

II.	Effective Date. The effective date of this Plan is September 1, 2011 (the “Effective Date”).

III.	Eligibility.

A.	Eligibility. Each Section 16 Officer of the Company and any other executive officer as designated by the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall be a Plan participant (“Participant”) as of the later of: (a) the date he or she becomes a Section 16 Officer of the Company, (b) in the case of any other executive, the date he or she is designated a Participant by the Committee, or (c) the Effective Date. Participants are limited to “a select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If a Participant ceases to be a Section 16 Officer or other eligible executive officer, or a member of a select group of management or highly compensated employees, his or her participation in the Plan shall cease unless otherwise provided by the Committee, subject to any right of continuation of coverage described in Section V.

B.	Section 16 Officers. For purposes of this Plan, Section 16 Officers include all Section 16 Officers designated by the Company’s Board of Directors.

IV.	Benefits.

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Medical Benefits. A Participant will be eligible to receive annual medical diagnostic procedures at the Mayo Clinic Executive Health Program, the Scripps Executive Health Program, the Cleveland Clinic Executive Health Program, the Duke Executive Health Program, the Cooper Clinic Executive Health Program, the UCLA Executive Health Program or other such facilities as determined by the Committee, which procedures must be performed at a facility that provides no services (directly or indirectly) other than medical, and ancillary, services. For purposes of the preceding sentence, physical proximity between a medical facility and nonmedical facilities will not for that reason alone cause the medical facility not to qualify. Such procedures may include routine medical examinations, blood tests, X-rays and other diagnostic procedures. Such procedures will not include expenses incurred or services for (i) the treatment, cure or testing of a known illness or disability, (ii) the treatment or testing for a physical injury, complaint or specific symptom of a bodily malfunction or (iii) any activity undertaken for exercise, fitness, nutrition, recreation or general improvement of health. The Company shall bear the cost of services described in this Section IV.A.[1]

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B.	Travel Expenses. To the extent medical diagnostic procedures approved or made available under the Plan are provided at facilities that would result in a Participant incurring travel to obtain such benefits, all such expenses (including but not limited to airfare, meals and lodging) shall be borne by the Company, but only to the extent such expenses are ordinary and necessary as determined under United States Treasury Regulation Section 1.105-11(g).

V.	Continuation of Coverage. To the extent required by law (including Section 4980B of the Internal Revenue Code of 1986, as amended), coverage under the Plan may continue so long as such payments are made, but not beyond the end of the period for which such coverage is required by law. COBRA continuation rights are described in Appendix C. In addition, a former Participant shall be treated as a Participant under the Plan to such extent as is required by law, and shall be entitled to any benefits otherwise made available to Participants during such period of continued coverage, as described in Section IV.A.

VI.	Source of Funds. The Company shall contribute the amount required to pay benefits under this Plan out of its general assets at the time such benefits are to be paid. There shall be no special fund out of which benefits shall be paid.

VII.	Plan Administrator. The Company shall be the Plan Administrator and the named fiduciary and shall have the discretionary authority to construe and interpret the provisions of the Plan, decide all questions of eligibility and participation and control and manage the operation and administration of the Plan. Any such construction, interpretation or decision shall be final and binding and shall be given the maximum deference permitted by applicable law. No member of the Committee shall make any decision or take any action covering exclusively his or her own benefits under the Plan. The Plan Administrator may delegate its authority under the Plan to one or more persons or entities, which shall have the same authority and discretion, and whose determinations shall be given the same deference, as described above.

VIII.	Claims. Any claim for benefits shall be processed in accordance with the claims procedure set forth in Appendix A, as amended from time to time. A Participant may request a copy of the Plan’s claims procedure at any time; in such event, Appendix A will be furnished automatically, without charge.

IX.	Privacy Rights. A statement about Protected Health Information and Privacy Rights is attached as Appendix D.

X.	ERISA Rights. A statement of Participant rights under ERISA is contained in Appendix B.

XI.	Disclosures. The Patient Protection and Affordable Care Act requires certain health plans to provide uniform coverage/benefit summaries using a government-prescribed form. That form has not yet been issued. When it is issued, this section will include the required summary to the extent applicable.

XII.	Amendment and Termination and Drafting Errors. The Plan and its Appendices may, at any time, be amended or terminated by the Committee or the Company’s Board of Directors by a written instrument executed by an authorized executive officer or by its own action. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the

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Company in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by all Plan fiduciaries in a fashion consistent with its intent, as determined by the Company in its sole discretion. The Company shall amend the Plan retroactively to cure any such ambiguity. This section may not be invoked by any person to require the Plan to be interpreted in a manner that is inconsistent with its interpretation by Plan fiduciaries.

XIII.	Taxation of Benefits. The intent of this Plan is to provide, pursuant to United States Treasury Regulation Section 1.105-11(g), medical benefits or reimbursements for medical benefits described in Section IV.A to the extent they are excludable from a Participant’s income for U.S. federal income tax purposes. Notwithstanding any of the foregoing, all applicable tax laws and regulations will be applied with respect to a Participant’s participation in the Plan.

XIV.	Governing State Law. This Plan shall be construed and enforced according to the laws of the State of Colorado, to the extent not preempted by federal law.

XV.	Information about the Plan.

Name of Plan: Gevo Executive Health Management Plan

Sponsoring Employer: Gevo, Inc.

Plan Administrator (and the Plan’s only named fiduciary): Gevo, Inc.

Plan Administrator’s Telephone Number: (303) 858-8358

Plan Administrator’s Employer Identification Number (EIN): 87-0747704

Plan Number: 1

Plan Year: January 1 through December 31 of each calendar year; the first Plan Year is a short Plan Year commencing on April 1, 2011 and ending on December 31, 2011.

The financial records of the Plan are kept on a Plan Year basis. The Plan Year ends on each December 31.

Agent for Service of Process: Service may be made on the Administrator at the address listed above.

Type of Plan: This Plan is a self-insured welfare plan intended to qualify as a plan for the reimbursement of medical diagnostic procedures pursuant to United States Treasury Regulation Section 1.105-11(g).

Type of Administration: The Administrator pays applicable benefits from the Company’s general assets.

Funding: The Plan is paid for by the Company out of the Company’s general assets. There is no trust or other fund from which benefits are paid.

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APPENDIX A

CLAIMS PROCEDURE

In the event of an adverse benefit determination (i.e., your claim for benefits is denied, in whole or in part, or you experience a rescission in coverage), then you have the right to be notified of the denial and to appeal the denial, both within certain time limits. The rules regarding denied claims for benefits under the Plan are discussed below, in question and answer format. No action may be brought against the Plan, the Company, the Administrator, or any other entity to whom administrative or claims processing functions have been delegated (“Claims Administrator”) until you first follow the claim procedure below and either receive a final determination from the Claims Administrator or the Claims Administrator fails to timely respond to your claim as is provided below.

1.	When must I receive a decision on my claim?

You are entitled to notification of the decision on your claim within 30 days after the Claims Administrator’s receipt of the claim. This 30-day period may be extended by an additional period of up to 15 days if the extension is necessary due to conditions beyond the Plan’s control. The Claims Administrator is required to provide you with a written extension notice, notifying you of the special circumstances requiring the extension prior the expiration of the initial 30-day period and informing you of the date by which the Claims Administrator expects to render the benefit determination. If the extension is necessary because of your failure to submit the information necessary to decide the claim, then the Claims Administrator will notify you regarding what additional information you are required to submit, and you will be given at least 45 days after such notice to submit the additional information. If you do not submit the additional information, the Claims Administrator will make the decision based on the information that it has.

2.	What information will a notice of an adverse benefit determination contain?

If your claim is denied, in whole or in part, you will receive a notice of an adverse benefit determination from the Claims Administrator, which will include the following information:

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Sufficient information to identify the claim involved, including, as applicable, the date of service, health care provider, claim amount, diagnosis code and its corresponding meaning, and the treatment code and its corresponding meaning;

•	The specific reason for the adverse benefit determination;

•	A reference to the specific Plan provision(s) on which the adverse benefit determination is based;

•	If applicable, the denial code and its corresponding meaning, as well as a description of the Plan’s standard, if any, used in making the adverse benefit determination;

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If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other

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similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to you on request;

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If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to your medical circumstances, or a statement that such explanation will be provided free of charge on request;

•	A description of the Plan’s internal review procedures, external review processes, the time limits applicable to such procedures and processes, and information on how to initiate an appeal;

•	A description of any additional material or information necessary for you to perfect your claim and an explanation of why such material or information is necessary;

•	A statement of your right to bring a civil action under ERISA § 502(a) following a denial on review; and

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Information on how to contact a health insurance consumer assistance office or ombudsman under the Public Health Services Act to assist individuals with the claims process (to the extent such requirement applies to the Plan).

3.	Do I have the right to appeal an adverse benefit determination?

Yes, you have the right to appeal the Claims Administrator’s adverse benefit determination.

4.	What are the requirements of my appeal?

Your appeal must be in writing, must be provided to the Claims Administrator, and must include the following information:

•	Your name and address;

•	The fact that you are disputing an adverse benefit determination or the Claims Administrator’s act or omission;

•	The date of the notice that the Claims Administrator informed you of the adverse benefit determination; and

•	The reason(s), in clear and concise terms, for disputing the adverse benefit determination or the Claims Administrator’s act or omission.

You should also include any relevant documentation that you have not already provided to the Claims Administrator.

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5.	Is there a deadline for filing my appeal?

Yes. Your appeal must be delivered to the Claims Administrator within 180 days after receiving the adverse benefit determination notice or the Claims Administrator’s act or omission. If you do not file your appeal within this 180-day period, you lose your right to appeal. Your appeal will be decided by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”).

6.	How will my appeal be reviewed?

Anytime before the appeal deadline, you may submit copies of all relevant documents, records, written comments, and other information to the Compensation Committee. The Plan is required to provide you with reasonable access to and copies of all documents, records, and other information related to the claim. When reviewing your appeal, the Compensation Committee will take into account all relevant documents, records, comments, and other information that you have provided with regard to the claim, regardless of whether or not such information was submitted or considered in the initial determination.

The appeal determination will be a full and fair review of the initial determination and will not afford deference to the initial determination. The appeal determination will be made by an appropriate individual who is neither the individual who made the original determination nor an individual who is a subordinate of the individual who made the initial determination. In making any appeal determination based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the Compensation Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment, and who is not the individual who made the initial determination nor a subordinate of the individual who made the initial determination.

If applicable, the Plan is required to identify medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a an adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination.

7.	When will I be notified of the decision on my appeal?

The Compensation Committee must notify you of the decision on your appeal within 60 days after receipt of your request for review.

8.	What information is included in the notice of the denial of my appeal?

If your appeal is denied, the notice that you receive from the Compensation Committee will include the following information:

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Sufficient information to identify the claim involved, including the date of service, health care provider, claim amount (if applicable), diagnosis code and its corresponding meaning, and the treatment code and its corresponding meaning;

•	The specific reason for the adverse benefit determination;

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•	If applicable, the denial code and its corresponding meaning, as well as a description of the Plan’s standard, if any, used in making the adverse benefit determination;

•	A discussion of the decision, including the rationale for the decision;

•	A reference to the specific Plan provision(s) on which the adverse benefit determination is based;

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If an internal rule, guideline, protocol, or similar criterion was relied upon in making the review determination, either the specific rule, guideline, or protocol, or a statement that such a rule, guideline, protocol, or similar criterion was relied upon in making the review determination and that a copy of such rule, guideline, protocol, or similar criterion will be provided to you free of charge upon request;

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If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to your medical circumstances, or a statement that such explanation will be provided free of charge upon request;

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A statement providing that you are required to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to your claim for benefits;

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A description of the Plan’s remaining internal review procedures (if any), external review processes, the time limits applicable to such procedures and processes, and information on how to initiate an appeal or external review process;

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Information on how to contact a health insurance consumer assistance office or ombudsman under the Public Health Services Act to assist individuals with the claims process (to the extent such requirement applies to the Plan);

•	A statement of your right to bring a civil action under ERISA § 502(a); and

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The following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

9.	What other information must the Plan provide to me during the appeal process?

The Plan is required to automatically provide to you, free of charge, any new or additional evidence considered, relied on or generated by the Plan in connection with your claim. This evidence must be provided as soon as possible and sufficiently in advance of the date the Plan must provide notice of its decision on the appeal.

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10.	What do I do if I receive an adverse benefit determination on appeal and am not satisfied with the result?

The Departments of Health and Human Services, Labor and Treasury (the “Departments”) are in the process of establishing a Federal external review process. You may be able to have the Plan’s decision reviewed using this process. Once the Departments have established the external review process, you will be provided with additional information if it applies to this Plan.

Notwithstanding anything to the contrary contained herein, this Claims Procedure hereby incorporates by reference all applicable legal requirements including, but not limited to, those set forth under ERISA and the Patient Protection and Affordable Care Act of 2010, as amended, as of the date each such requirement first is required to apply to this Plan.

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APPENDIX B

STATEMENT OF YOUR ERISA RIGHTS

As a participant in the Gevo Executive Health Management Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and copies of the latest annual report (Form 5500 Series), if any, and summaries of material modifications, if any, and an updated summary plan description. The Plan Administrator may charge a reasonable amount for the copies.

Continue Group Health Plan Coverage

Continue health care coverage for yourself if there is a loss of coverage under the Plan as a result of a qualifying event. You may have to pay for such coverage. Review this summary plan description and the documents governing the Plan on the rules governing your COBRA continuation coverage rights, attached as Appendix C.

Reduction or elimination of exclusionary periods of coverage for preexisting conditions under your group health plan, if you have creditable coverage from another plan.

You may be entitled to a certificate of creditable coverage, free of charge, from the Plan when you lose coverage under the Plan, when you become entitled to elect COBRA continuation coverage, when your COBRA continuation coverage ceases, if you request it before losing coverage, or if you request it up to 24 months after losing coverage. Without evidence of creditable coverage, you may be subject to preexisting condition exclusion for 12 months (18 months for late enrollees) after your enrollment date in your coverage.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

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Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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APPENDIX C

CONTINUATION OF COVERAGE

A.	COBRA CONTINUATION

A Participant may continue his or her Plan coverage it if otherwise would terminate for the reasons specified in Sections 1-2 below. This coverage is called “COBRA coverage” because it generally is required by a federal law known as “COBRA.” A Participant will be required to pay 102% of the full cost to the Plan of COBRA coverage, as determined by the Company, or, as to a disabled individual whose coverage is being continued for 29 months in accordance with Section 1, 150% of the full cost to the Plan of COBRA coverage, as determined by the Company, for any month after the 18th month.

However, for up to three months, you only will be charged for your COBRA coverage, i.e., what you would have had to pay had you remained actively at work, if Company personnel records show that (a) you have worked for the Company for at least a year in your most recent period of Company-employment (not counting leave time), you completed at least 1,250 hours of work in the year preceding your absence, and you are on an approved leave of absence because of your own illness or disability, or (b) you are on an approved leave of absence because of a pregnancy-related disability or to be the primary care giver to a newborn or newly adopted child. If you subsequently have another such leave, three months of this lower cost COBRA coverage again will be available to you, reduced by any months you used during an earlier leave that ended within a year before the later leave commenced. Up to three months of lower cost COBRA coverage also will be available to you while you are on a leave of absence with respect to which applicable law, if any, mandates that such coverage be made available. In addition, subject to applicable legal mandates, the Company in its discretion may provide less generous or more generous lower cost COBRA coverage continuation rights during a leave of absence or thereafter.

Continuation will be available as follows:

1.	Continuation of Coverage Following Termination of Employment or Loss of Eligibility

If your coverage would terminate due to:

•	termination of your employment for any reason other than gross misconduct, as determined by the Company; or

•	your loss of eligibility under this Plan due to a reduction in the number of hours you work (for example, following the expiration of an FMLA leave if you do not return to work),

you may elect to continue coverage for yourself. This election must include an agreement to pay any required contribution. You must elect to continue coverage within 60 days after your coverage would terminate or, if later, within 60 days after the Company or a Plan representative informs you of your rights under this section.

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Coverage will terminate on the earliest to occur of:

•	The end of an 18-month period after the date of the event that would have caused coverage to terminate (or, if the Company elects, the date non-COBRA coverage terminated);

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The end of a 29-month period after the date of the event that would have caused coverage to terminate, but only if prior to the end of the above 18-month period, you notify the Company, in accordance with Section A.4 below, that you have been determined to have been disabled under Title II or XVI of the Social Security Act on the date of, or within 60 days after, the event that would have caused coverage to terminate. Coverage may be continued for you;

•	The date this Plan discontinues its medical coverage. However, continued coverage may be available to you under another plan sponsored by the Company;

•	The date any required contributions are not made;

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The first day after the date of the election pursuant to which you become covered under another group health plan. However, continued coverage will not terminate until you are no longer affected by a preexisting condition exclusion or limitation under the other group health plan;

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The first day after the date of the election pursuant to which you become enrolled in benefits under Medicare. This will not apply if contrary to the provisions of the Medicare secondary payor rules or other federal law;

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As to you, if your coverage is being continued beyond 18 months in accordance with the terms of the second bulleted item above, the first day of the month that begins more than 30 days after the date of the final determination under Title II or XVI of the Social Security Act that you are no longer disabled; but in no event will coverage terminate prior to the end of the 18-month period described in the first bulleted item above; and

•	The date coverage would otherwise end under any other provision of the Plan.

2.	Continuation of Coverage Following a Retiree’s Loss of Coverage

The Company is required to notify a retired Participant if it commences a bankruptcy proceeding under Title 11, United States Code. If your coverage as a retired Employee would terminate or be substantially eliminated due to this proceeding (or within the 12-month period prior to or following the proceeding), you may be eligible to elect to continue coverage for yourself. If you are determined to be eligible, you must elect to continue coverage within 60 days after the bankruptcy proceedings begin or, if later, within 60 days after the Company or a Plan representative informs you of your rights under this section. The election must include an agreement to pay any required contribution.

Coverage under this section will terminate on the first to occur of:

•	The date that this Plan discontinues its medical coverage. However, continued coverage may be available to you under another plan sponsored by the Company;

•	The date any required contributions are not made; and

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The first day after the date of the election pursuant to which you become covered under another group health plan. However, continued coverage will not terminate until you are no longer affected by a preexisting condition exclusion or limitation under such other group health plan.

3.	Multiple Qualifying Events

If coverage for you is being continued in accordance with the terms of Sections 1-2, certain situations described in United States Treasury Regulation Section 54.4980B-7 may extend the continuation period up to 36 months.

4.	Notice Requirements

If coverage for you or your Dependents:

•	is being continued for 18 months in accordance with Section III.A.1., and

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it is determined under Title II or XVI of the Social Security Act that you were disabled on the date of, or within 60 days after, the event in Section A.1 that would have caused coverage to terminate, you must notify the Company of such determination within 60 days after the date of the determination, and within 30 days after the date of any final determination that you are no longer disabled.

5.	Home Address Information

In order to protect your rights, you should keep the Plan Administrator informed of any changes in your address. Keep a copy of any notice you send the Plan Administrator.

6.	Trade Act of 2002

In the unlikely event that you qualify for trade adjustment assistance, you may qualify for special COBRA rights. If so, the Plan will afford you those rights.

7.	For More Information

For more information about your COBRA rights, contact the Company’s Human Resources Department at 303-858-8358.

B.	CONTINUATION OF COVERAGE DURING FMLA LEAVES OR USERRA-COVERED ABSENCES

1.	FMLA Leaves

If the Company grants you a Family and Medical Leave Act of 1993 (FMLA) leave, your Plan coverage will not lapse during the leave unless you elect to cancel coverage by written notice to the Plan before your leave commences, or if that is impossible, as soon as possible after your leave commences.

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2.	USERRA-Covered Absences

USERRA provides for the continuation of health benefit coverage for persons who are absent from work to serve in the uniformed services. Notwithstanding anything to the contrary in the Plan, if you are absent from work on a USERRA-covered absence, you will remain eligible for active employee coverage through the end of the calendar month in which you have been absent for 30 days. Thereafter, your active employee coverage will cease, but you may continue that coverage for yourself through the end of the month in which your USERRA-covered absence ends or, if earlier for 24 calendar months. Rules akin to the Plan’s COBRA rules will apply, including its premium payment requirements, except as otherwise provided by USERRA or applicable USERRA regulations. If you are reinstated by the Company at the end of your USERRA absence, you may re-enroll in the Plan without having to satisfy any waiting period or preexisting condition exclusion requirements, other than ones would have applied even if you had not been absent for uniformed service. This rule does not apply to the coverage of any illness or injury determined by the Secretary of Veterans’ Affairs to have been incurred in, or aggravated during, performance of service in the uniformed service. See 20 CFR Part 1002.168.

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APPENDIX D

PROTECTED HEALTH INFORMATION AND PRIVACY RIGHTS

1.	Permitted Plan Disclosures of Protected Health Information

A federal regulation (Privacy Rule) issued under HIPAA prohibits the Plan from using or disclosing your Protected Health Information (PHI) except as permitted by the Privacy Rule. (45 C.F.R. part 160 and part 164, subparts A and E, effective April 14, 2003). The Plan has adopted detailed policies and procedures to comply with the Privacy Rule and has distributed to Plan participants a Notice of Privacy Practices (Privacy Notice) that describes these policies and procedures. A copy of the Privacy Notice is available from the Company’s Human Resources Department

As required by the Privacy Rule, this section specifies the manner in which the Plan may disclose PHI to the Company in accordance with the Privacy Rule. It does not specify the manner which the Plan itself (and others who administer aspects of the Plan on the Company’s behalf) may use and disclose PHI. The Privacy Notice and the Plan’s underlying privacy policies and procedures specify those permissible uses and disclosures.

PHI is information that is created or received by the Plan, that identifies an individual or could reasonably be expected to identify that individual, and that relates to the individual’s past, present, or future physical or mental health or condition, the provision of health care to the individual, or the past, present, or future payment for health care to the individual.

The Plan may disclose PHI to Company representatives responsible for Plan administration solely:

•	to perform Plan administrative functions;

•	to determine whether an individual is a Participant;

•	to obtain premium bids from insurance companies or other health plans for purposes of providing insurance coverage under or in lieu of the Plan; and

•	to modify, amend, or terminate the Plan.

To the extent practicable, PHI disclosed for the last two purposes will be limited to “summary health information” within the meaning of the Privacy Rule. The Company and Company employees responsible for Plan administration may not use PHI they receive from the Plan in taking or making employment-related actions or decisions, or in connection with the Company’s non-group health plan benefits or any other benefit plans.

2.	Conditions of Disclosure

With respect to any PHI that the Plan discloses to authorized Company personnel for Plan administrative functions, the Company agrees to:

•	not use or further disclose PHI other than as permitted by the Plan or as required by law;

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•	ensure that any agents or subcontractors to whom it provides PHI agree to the analogous restrictions and conditions that apply to the Company;

•	not use or disclose PHI for employment-related actions or in connection with any of the Company’s non-group health benefits or benefit plans;

•	report to the Plan any use or disclosure of PHI that is inconsistent with the uses and disclosures that are permitted under the Plan;

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make available to an individual any PHI about the individual that the Company receives from the Plan and still possesses, consider the individual’s request to amend such PHI, and provide to a requesting individual an accounting of the Company’s disclosures of his or her PHI;

•	make its internal practices and procedures relating to the use and disclosure of PHI available to the Department of Health and Human Services on request;

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if feasible, return or destroy all PHI or PHI copies when no longer needed for the purposes for which the disclosure was made, except that, if return or destruction is not feasible, the Company will limit further uses to those purposes that make the return or destruction of the information infeasible; and

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ensure that the adequate separation between the Plan and the Company required by the Privacy Rule is satisfied and that the separation terms set forth below are followed and supported by reasonable and appropriate security measures.

With respect to any PHI in electronic media that authorized Company personnel create, receive, maintain, or transmit on behalf of the Plan to perform Plan administrative functions, the Company agrees to:

•	Implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the electronic PHI;

•	Ensure that any agents or subcontractors to whom it provides electronic PHI agree to implement reasonable and appropriate security measures to protect the information; and

•	Report to the Plan any security incident of which it becomes aware.

3.	Certification

As required by federal law, the Company hereby certifies to the Plan that the Plan incorporates the requirements of 45 C.F.R. § 504(f)(2)(ii) and that the Company agrees to the conditions of the disclosure set forth in this Appendix.

4.	Individuals Who May Receive PHI

The Plan may disclose PHI to the following classes of individuals and entities:

•	members of the Plan’s Privacy Committee;

D-2.

•	the Executive to whom the Company’s Compensation Committee has delegated responsibility for Plan administration;

•

human resources personnel with oversight responsibilities for the Plan, the Company’s General Counsel, and other members of the Company’s management who may be designated from time to time by the Plan’s Privacy Committee; or

•	the Claims Administrator to the extent necessary to determine claims.

5.	Other Privacy Provisions

The Company and all other Plan fiduciaries shall comply with, and secure compliance with, all federal health information privacy laws (and similar state and local laws to the extent not preempted by federal law) in any way relating to or arising out of Plan operation (such as with respect to medical information) and any other privacy rules or procedures set forth in the Plan or in privacy practice notices issued as to the Plan (Plan-Related Privacy Rights).

As a condition of participation in this Plan, you agree that you will first seek recourse for any actual or purported violation of Plan-Related Privacy Rights solely through the Plan’s claims procedures. If any of you exhaust your administrative remedies under this claim procedure, but fail to secure what you believe to be adequate recourse through that procedure, then you may pursue other remedies that are available to you under the law.

You agree that if you do not exhaust your administrative remedies under the Plan’s claims procedure, you shall be precluded from taking any further action to enforce your Plan-Related Privacy Rights. Nothing in this provision shall be deemed to prohibit you from complaining to any governmental agency about any actual or purported violation of rights or cooperating in any governmental investigation.

This Appendix establishes legally enforceable rights only to the extent required by the Privacy Rule.

D-3.